Exhibit 4.2

AMENDMENT

TO

WARRANT TO PURCHASE CLASS B COMMON STOCK
OF
IDW MEDIA HOLDINGS, INC.

This Amendment (this “Amendment”), dated March 29, 2022, hereby amends the Warrant to Purchase Class B Common Stock numbered 002 (the “Original Warrant”), dated March 30, 2019, between Howard S. Jonas (“Warrantholder”) and IDW Media Holdings, Inc. (the “Company”).

W I T N E S S E T H:

WHEREAS, Warrantholder received the Original Warrant in connection with the Howard Jonas loaning the Company $26.0 million pursuant to a loan agreement by and between the Company and Warrantholder, dated as of March 30, 2019; and

WHEREAS, in consideration of the ongoing financial and other support provided by the Warrantholder to the Company, the Company and Warrantholder wish to amend the Original Warrant in the manner hereinafter set forth.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1.1 The Original Warrant is hereby amended to provide that the “Warrant Price” be $1.936 and all references to Warrant Price in the Original Warrant shall refer to such amount.

1.2 The Original Warrant is hereby amended to provide that the “Expiration Date” shall be the earlier of (i) 5:00 P.M., Eastern Time, on August 21, 2023 and (ii) the consummation of a Liquidation Event (to the extent this Warrant is not exercised in connection with such Liquidation Event, and subject to the Company’s compliance with its obligations under Section 3(e) hereof, and all references to Expiration Date in the Original Warrant shall refer to such.

1.3 Except as set forth herein, the Original Warrant shall remain in full force and effect without modification. In the event of any conflict between the terms of this Amendment and the terms of the Original Warrant, the terms of this Amendment shall control. Capitalized terms not defined in this Amendment shall have the meaning set forth in the Original Warrant.

1.4 This Amendment shall not be changed, modified or amended except by a writing signed by the Company and Warrantholder that identifies itself as an amendment to this Amendment.

1.5 This Amendment may be executed and delivered in one or more identical counterparts and delivered in-person, via facsimile or e-mail (PDF format) transmission, each of which when executed will be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF the parties hereto have signed this Amendment in one or more counterparts as of the date first appearing above.

IDW MEDIA HOLDINGS, INC.

By:	/s/ Ezra Y. Rosensaft
Ezra Y. Rosensaft
Chief Executive Officer

/s/ Howard S. Jonas
Howard S. Jonas